First Quarter 2018
Financial Results

U.S. Premium Beef has closed its books for the first quarter of fiscal year 2018 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 31, 2018, USPB recorded net income of $9.2 million compared to net income of $7.6 million in the same period in the prior year, an improvement of $1.6 million. The year-over-year improvement was the result of higher net income at National Beef Packing Company.

For the first quarter of 2018, National Beef realized net income of $68.6 million compared to net income of $57.2 million a year ago, an improvement of $11.4 million. National Beef’s revenues and cost of sales during the first quarter increased 14% in comparison to the same period in the prior year. The increase for both was the result of a higher number of cattle processed and higher average prices. Revenue

...continued on page 2

Annual Meeting Highlights

On March 22, nearly 190 unitholders, associates and guests attended U.S. Premium Beef’s annual meeting in Dodge City, Kansas. Those in attendance had the opportunity to hear USPB and National Beef staff provide comments on fiscal year 2017 operational and financial results. The evening speaker featured Colin Woodall, Senior Vice-President of Government Affairs for the National Cattlemen’s Beef Association. Woodall, a beef industry political expert, provided an informative and entertaining look at present-day politics in Washington D.C. and around the globe.

Fiscal year 2017 was a most memorable year, as USPB celebrated its 20th year of operations. USPB CEO Stan Linville, Board Chairman Mark Gardiner and National Beef President Tim Klein all referenced USPB’s startup, initial goals and objectives and the 20 year impact USPB has had in the beef industry. Klein recalled some of the very first USPB deliveries to National Beef. “Some were shocked and some had

...continued on page 2

Grid Performance
in First Quarter

Grid performance during the first quarter of fiscal year 2018 is summarized in Table 1. The first three rows of the table are a few of the USPB Base grid inputs. The remaining rows summarize the performance of USPB cattle delivered during this quarter, the previous quarter and a year ago. Please note that “% steer lots” pertains only to lots that are 100% steers. Not all remaining lots would be heifers since some are reported as “mixed sex”.

Quality grading continues to be high. Prime percentage of USPB carcasses was the fourth highest and Certified Angus Beef (CAB) percentage was the third highest in company history. Choice and Prime percentage was the sixth highest during the first quarter.

The Choice/Select spread was down from the previous quarter, but higher than a year ago. The Choice/Select spread is typically wider during the fourth quarter. This resulted in a Quality Grade premium that was less than the previous quarter, but a little higher than a year ago.

Across the industry, the percentage of Choice and Prime carcasses was record high during company history, according to reports by the USDA for fed cattle graded in U.S. packing plants. This continued to be an unexpected combination of high quality grade and a wide spread.

Plant average yield grade 4 and 5 percentage increased during the first quarter, but USPB cattle decreased slightly from a year ago. This resulted in a small yield grade premium which was the fourth best yield grade premium per head in company history. Overall, yield grade premium was $3.18 per head more than a year ago.

Individual carcass data shows that backfat was slightly higher than a year ago. However, ribeye area in relation to carcass weight, as shown in the table by the difference between actual and required ribeye area, continues to be significantly above average, which has helped to maintain USPB yield grades at a similar level.

Carcass weights and heavyweight percentage were lower than the previous quarter which is typical since the fourth quarter of the year is known for heavier cattle. As a result, the outweight discount was smaller than the previous quarter, but similar to a year ago.

Overall, total premium per head was $42.90 per head more

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Grid Performance in First Quarter...		continued from page 1
than if they were marketed on the average cash market in Kansas. This was seven dollars higher than a year ago. Table 1. USPB Quarterly Grid Performance
	FY18,Q1 (this Qtr)	FY17,Q4 (last Qtr)	FY17,Q1 (year ago)	FY18,Q2 to-date
CH/SE spread, $/cwt.	$7.73	$12.58	$5.57	$9.38
CAB spread, $/cwt.	$3.33	$4.10	$4.03	$3.00
Plant Average YG 4&5, %	12.91	11.36	11.03	10.75
% steer lots	37.46	36.15	35.81	40.66
% black hided	76.68	75.42	78.45	76.81
Apparent Avg. Daily Gain	3.58	3.68	3.57	3.38
In weight	756	763	762	727
Days fed	160	158	158	167
Live weight	1329	1344	1328	1291
Carcass weight	853	863	852	828
Yield, %	64.23	64.20	64.20	64.09
Yield difference, %	0.65	0.66	0.59	1.10
Prime, %	5.46	4.24	4.42	5.87
Choice & Prime, %	86.85	82.55	88.03	85.08
CAB, %	31.03	22.62	27.60	30.86
Yield Grade 1&2, %	45.93	47.19	44.25	50.07
Yield Grade 3, %	40.40	39.44	41.27	38.66
Yield Grade 4&5, %	13.66	13.37	14.43	11.27
Average backfat, inches	0.59	0.60	0.55	0.56
Actual-Require REA, sq.in.	0.72	0.84	0.40	0.71
Heavyweight, %	2.21	2.92	2.14	1.60
QG premium/head	$25.90	$33.51	$23.61	$22.35
Yield benefit/head	$19.90	$19.48	$18.23	$30.05
YG premium/discount/head	$0.67	-$0.63	-$2.51	$1.11
Outweight discount/head	-$4.33	-$5.67	-$4.28	-$3.37
Subtotal premium/head	$42.14	$46.69	$35.05	$50.14
Natural premium/head	$0.76	$1.31	$0.85	$1.15
Total premium/head	$42.90	$48.00	$35.90	$51.29
Top 25% premium/head	$76.44	$91.93	$69.78	$83.59

Table 1 also includes grid performance for the second quarter of fiscal year 2018 through April 28. Calf-fed season has begun. In weights are lighter and days on feed are longer. Likewise, live and carcass weights are lighter and the heavyweight percentage is lower. Numerically, yield has been lower, but the yield difference, when compared to plant average yield, is greater. In turn, this is supporting the yield benefit per head. Quality grades continue to be relatively high, although slightly lower than the first quarter of 2018. Lower premiums in the marketplace for Prime and CAB are also contributing to a little lower quality grade premium per head.♦

First Quarter 2018 Financial ...	continued from page 1

and cost of sales in the current quarter were also impacted by the first quarter of 2018 being a thirteen-week period, as compared to a twelve-week period in the first quarter of last year. The combined effects of increased margin per head and an increase in volume processed led to higher profitability during the quarter.

During the first quarter of 2018, USPB producers delivered 229,129 head of cattle through USPB to National Beef. Average gross premiums for all of the cattle delivered was $42.90 per head, with the top 25% and 50% receiving premiums of $76.44 and $63.42, respectively.♦

Annual Meeting Highlights...	continued from page 1

a pleasant surprise,” reflected Klein. He indicated how proud he was to be a part of something that “turned out pretty unique and special” in our industry. Mark Gardiner added, “Today is a celebration for all of those who helped and worked so hard to make our ‘blue sky’ tour a reality.” Gardiner was referencing early-day USPB meetings where several founding members would travel the area and detail the goals and objectives of USPB.

Klein and Chad Barker, Vice-President of Cattle Procurement, discussed National Beef’s financial and operational performance. Klein noted that fiscal year 2017 was a record year, with sales of $7.4 billion, and EBITDA (earnings before interest, taxes, depreciation and amortization) of $512 million. He added that National Beef slaughtered 3.2 million head, which is 12.75% of the nation’s fed cattle harvest, and that USPB producers supplied approximately 24% of National Beef’s slaughter needs. The cattle mix, which is significantly black hided, allows National Beef to more effectively compete in the value-added marketplace. Klein reported National Beef Leathers, National Carriers, and its case ready facilities all operated at positive EBITDA levels. Other company enhancements and programs were detailed including a new hide-on carcass wash system at the Liberal plant. Similar improvements will soon be implemented in Dodge City, in addition to the new box handling facility currently under construction.

Following the National Beef presentation, Linville reminded attendees that, since the beginning, USPB has remained focused on promoting the benefits of ownership, market access and value-based pricing. Through 20 years of operations, these benefits have served USPB members well and greatly assisted National Beef in utilizing the producer-ownership concept in marketing premium based products. Linville noted, “Since our beginning, USPB has marketed over 14.1 million head of cattle on USPB’s value based pricing system, earning $475 million in grid premiums. Taking into consideration total cash distributions over the past 20 years, the benefits have been over $1.5 billion.”

Scott Miller, USPB CFO, discussed USPB’s financial performance. “During fiscal year 2017, USPB realized net income of $57.5 million, which was an improvement of $11.1 million over the prior fiscal year,” reported Miller. “The company has paid $24.4 million in tax distributions in 2018, which was $32 per combined Class A and Class B unit and made an equity distribution of $28.6 million, which was $38 per combined Class A and Class B unit.”

“The opportunity for quality-based cattle on USPB’s grids continue to show great potential,” stated Brian Bertelsen, Vice-President of Field Operations. “With 20 years of data, USPB producers have earned an average grid premium of $33.95 per head. In fiscal year 2017, the average was $49.12 per head. By far, more dollars come from quality grade,” Bertelsen pointed out. During fiscal year 2017, the Choice/Select spread averaged $8.77, which was the third highest spread during the past 20 years. “Our goal is to ship better than average cattle, and the USPB grid allows us to be rewarded accordingly,” said Bertelsen. Even in light of good carcass results in 2017, there remains room for improvement. Bertelsen asked those in the audience, “Are we going to oversupply the quality beef market? The market is telling us to bring it on. We need more quality.

” Rex McCloy, Morse, Texas, and Jeff Sternberger of Garden City, Kansas, were re-elected to three year terms on the USPB

Board of directors.

Next year’s annual meeting will be held on March 21, 2019 in Dodge City, Kansas.♦

Did You Know...

✓If you have delivery rights you do not plan to use in 2018 and would like USPB to help you get them leased to other producers, please call our office. The lease rate for delivery year 2018 is $6 per delivery right.

✓USPB members and associates send a variety of information to USPB during the year (Form B, Form C, leasing documents, etc.). It is our preference to receive these forms by email, rather than fax if possible. If you have email capabilities, please email uspb@uspb.com with your information.

✓On January 1, 2018, USPB’s delivery year changed to a calendar year. Please plan the use of your delivery rights accordingly.♦

NBM US Holdings Agrees to
Buy Ownership Interest in
National Beef

On April 19, 2018, National Beef Packing Company’s owners announced that an agreement had been reached to sell an ownership interest in National Beef to NBM US Holdings (NBM), an indirect subsidiary of Marfrig Global Foods S.A.. NBM will acquire approximately 51% of the outstanding ownership interests in National Beef. The transaction is subject to certain limited conditions and will require customary regulatory approvals. It is expected to close in the second quarter of 2018.

This new ownership structure brings a strong strategic partner to National Beef, further strengthening National Beef’s efforts to build its brand in new and existing markets by leveraging each other’s expertise and capabilities, both here in the U.S. and across the globe.

The transaction will have no impact on U.S. Premium Beef’s investment in National Beef, which remains at approximately 15%, or on our daily operations. The Cattle Purchase and Sale Agreement with National Beef remains in place and we will continue to supply National Beef with high quality cattle which are key to its value-based marketing programs.♦

USDA’s Choice/Select Spread

The weekly Choice/Select spread has been steadily rising, as it usually does during the late spring months. Year-to-date, the spread has been a little stronger than last year, even in the wake of a high percentage of Choice grading carcasses in the mix of cattle throughout the industry.

Conversely, the spread between Prime and Choice has been lower than last year. Likewise, the Certified Angus Beef (CAB)/Choice spread has also been running lower than last year. Industry wide, more carcasses have been reaching these grades and, in addition, carcasses have been heavier, which has presented a significantly larger total tonnage of Prime and CAB on the market.♦